                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the Com-
                                           mission Only (as permitted by
                                           Rule 14a-6(e)(2))

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                              DTE ENERGY COMPANY
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                              DTE ENERGY COMPANY
-------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

[DTE ENERGY LOGO]

Dear DTE Energy Shareholder:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Common Stock Shareholders of DTE Energy Company on Monday, April 22, 1996, at 10:00 a.m. at Detroit Edison's General Offices, 2000 2nd Avenue, Detroit, Michigan.

The principal items of business will be the election of directors, the ratification of the appointment of the independent auditors, and the consideration of two shareholder proposals.

Additional details about the meeting are in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, I will also report on the progress of the Company during the past year and answer shareholder questions.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY, PLEASE COMPLETE AND MAIL THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE. IF YOU DO ATTEND AND VOTE AT THE MEETING, THAT VOTE WILL SUPERSEDE THE EARLIER VOTE BY PROXY.

                                           SINCERELY,

                                           JOHN E. LOBBIA
                                           Chairman and Chief Executive Officer

                                    [MAP]

[DTE ENERGY LOGO]

             NOTICE OF ANNUAL MEETING OF COMMON STOCK SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Common Stock Shareholders (the "Annual Meeting") of DTE ENERGY COMPANY ("DTE" or "Company") will be held at Detroit Edison's General Offices, 2000 2nd Avenue, Detroit, Michigan, on Monday, April 22, 1996, at 10:00 a.m., Detroit time, to consider and take action on:

          1. The election of five directors;

          2. Ratification of the appointment of Deloitte & Touche LLP by the Board of Directors as the independent auditors of DTE for the year 1996;

          3. A shareholder proposal regarding criterion for closing the nuclear power plant;

          4. A shareholder proposal regarding the cost of closing the nuclear power plant before its license expires; and

          5. Such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Holders of record of shares of Common Stock at the close of business on February 23, 1996, are entitled to notice of, and to vote at, the meeting.

        SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.

MARCH 15, 1996                               BY ORDER OF THE BOARD OF DIRECTORS,
                                                                  SUSAN M. BEALE
                                          VICE PRESIDENT AND CORPORATE SECRETARY

                                   IMPORTANT

EVEN THOUGH YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS URGENTLY REQUESTED THAT, WHETHER YOUR SHARE HOLDINGS ARE LARGE OR SMALL, YOU PROMPTLY FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREWITH. IF YOU WILL DO SO NOW, THE COMPANY WILL BE SAVED THE EXPENSE OF FOLLOW-UP NOTICES.

                               DTE ENERGY COMPANY
                                2000 2ND AVENUE
                          DETROIT, MICHIGAN 48226-1279

                                PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of DTE Energy Company ("DTE" or "Company") of proxies for use at the DTE Annual Meeting of Common Stock Shareholders to be held on April 22, 1996 (the "Annual Meeting"). If the enclosed proxy card is executed and returned, it will be voted as specified on such proxy card. If the proxy card is executed and returned but no specification is made on the proxy card as to any proposal, the shares represented by the proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

     It is the policy of DTE that any proxy card, ballot or other voting material that identifies the particular vote of a shareholder will be kept confidential except in the event of a contested proxy solicitation or as may be required by law. DTE may be informed whether or not a particular shareholder has voted and will have access to any comment written on a proxy card, ballot or other material. Under the policy, the inspectors of election at any meeting will be outside parties.

     You may revoke your proxy by a written request or by a subsequently dated proxy card, which, in either case, must be received by the Vice President and Corporate Secretary before the Annual Meeting, or by voting in person at the Annual Meeting.

     The holders of DTE Common Stock, the only security entitled to vote at the meeting, are entitled to one vote for each share of such stock held, whether of record or in any account under the Company's Dividend Reinvestment and Stock Purchase Plan (DRIP) or the Detroit Edison Savings & Investment Plans, on the Record Date. Record shares and DRIP shares are combined in a single proxy card. A majority of the shares of outstanding Common Stock present in person or represented by proxy will constitute a quorum. As of February 23, 1996, the Record Date, there were 145,119,875 shares of Common Stock outstanding. The Notice of Annual Meeting and Proxy Statement and the proxy card were first mailed to holders of DTE Common Stock on or about March 22, 1996.

     Each holder of Common Stock has the right, without prior notice to DTE, to cumulate votes for the election of directors by multiplying the number of votes to which such holder is entitled by the number of directors to be elected and casting all such votes for one candidate or distributing them among any two or more candidates. Any shareholder who may wish to withhold votes from one or more director or directors may do so by writing the name or names of such directors in the space provided on the proxy card for such purpose. Shareholders cannot vote for more than five directors. The election of each director requires the affirmative vote of the holders of a plurality of the shares of Common Stock voted. Broker non-votes will not be included in determining the number of votes cast in the election. A "withhold" from voting for a director is the equivalent of a "no" vote and will be included in determining the number of votes cast in the election of directors. Under Michigan law, only votes cast are counted and, with respect to the election of directors, abstentions have no effect. To be approved, shareholder proposals must receive affirmative votes from a majority of the votes cast by shareholders entitled to vote thereon. Abstentions and broker non-votes will be treated as not having been voted for determining the number of votes cast.

     An Annual Report for the calendar year 1995 was mailed on or about March 4, 1996, to all shareholders of record on the Record Date.

                       ITEM 1. THE ELECTION OF DIRECTORS

     The amended and Restated Articles of Incorporation of DTE divide the Board of Directors into three classes, with one class of directors elected each year for a three-year term. The terms of directors in one class expire in 1996. The five directors in this class have been nominated for re-election for terms expiring in 1999. All of the nominees have consented to serve if elected and are presently members of the Board of Directors. Pursuant to the provisions of the Company's Bylaws, the Board of Directors has by resolution set the number of directors comprising the full Board at 13.

     Proxies cannot be voted for more than five persons. It is the intention of the persons named in the enclosed proxy card, unless otherwise instructed by the shareholders, to vote for the nominees named in this Proxy Statement. If, for any reason, any of the nominees becomes unable or is unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election.

The following sets forth information as to each nominee for election at this meeting and each director continuing in office. The dates shown for service as a director include service as a director of Detroit Edison prior to the January 1, 1996, share exchange with the Company. All of the Company's current directors are also the directors of Detroit Edison, now a wholly owned subsidiary of the Company. The committees listed include committees of both companies.

        NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 1999
[LILLIAN BAUDER
PHOTO] LILLIAN BAUDER, 56, President and Chief Executive Officer, Cranbrook Educational Community, Bloomfield Hills, Michigan. Dr. Bauder has served in her present position since 1984. She has been a director since 1986 and is also a director of Comerica Bank and Masco Corporation. Dr. Bauder received a B.A. degree from Douglass College and M.A. and Ph.D. degrees in sociology from the University of Michigan. Committees: Audit, Executive and Nuclear Review.
[DAVID BING
PHOTO] DAVID BING, 52, Chairman of the Board, Bing Steel, Inc., Detroit, Michigan -- a steel service center serving automotive manufacturers, steel fabricators, construction subcontractors and the farm implement and appliance industries. Mr. Bing has served in his present position since 1986. He is also Chief Executive Officer of Superb Manufacturing, Inc., a metal stamping company. Mr. Bing played professional basketball for 12 years and continues to serve the community as advisor to many youth groups. He has been a director since 1985 and also serves as a director of a number of civic organizations. Mr. Bing received a B.A. degree from Syracuse University. Committees:
                Audit, Energy Resources Planning and Organization and Compensation.

[LARRY G.
GARBERDING
PHOTO] LARRY G. GARBERDING, 57, Executive Vice President and Chief Financial Officer, DTE Energy and Detroit Edison. Mr. Garberding has served in his present position since 1990. He has been a director since 1990 and also serves as a director or trustee of various community and professional organizations. Mr. Garberding received a B.S. degree in industrial administration from Iowa State University. Committees: Executive and Finance.
[ALAN E.
SCHWARTZ PHOTO] ALAN E. SCHWARTZ, 70, a Partner of the law firm of Honigman
                Miller Schwartz and Cohn, Detroit, Michigan. Mr. Schwartz has been a director since 1969. He is also a director of Comerica Incorporated; Core Industries, Inc.; Handleman Company; Howell Industries, Inc.; Pulte Corporation and Unisys Corporation. Mr. Schwartz received a B.A. degree from the University of Michigan and a law degree from Harvard Law School. Committees: Executive, Finance, Nominating and Organization and Compensation.
[WILLIAM WEGNER
PHOTO] WILLIAM WEGNER, 69, Consultant; owner of W-Squared, Inc. -- a consulting firm engaged in providing services to nuclear utility companies. Mr. Wegner has been a nuclear consultant since 1979. From 1964 to 1979 he served in the U.S. Navy and Atomic Energy Commission in the naval nuclear propulsion program where he was Admiral Rickover's Deputy Director. Mr. Wegner has been a director since 1990. He graduated from the U.S. Naval Academy, received masters' degrees in naval architecture and marine engineering from the Webb Institute of Naval Architecture and in nuclear engineering from the Massachusetts Institute of Technology. Committees: Energy Resources Planning and Nuclear Review.

               DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1997

[JOHN E. LOBBIA
PHOTO] JOHN E. LOBBIA, 54, Chairman of the Board and Chief Executive Officer, DTE Energy and Detroit Edison. Mr. Lobbia has served in his present position since 1990. He has been a director since 1988. Mr. Lobbia is also a director of Flint Ink Corporation, NBD Bank and the Rouge Steel Company, as well as a director or trustee of a number of community and professional organizations. He received a B.S. degree in electrical engineering from the University of Detroit. Committee: Executive.

[PATRICIA S.
LONGE PHOTO]    PATRICIA S. LONGE, 62, Economist and Senior Partner, The Longe
                Company, Naples, Florida -- an economic consulting and
                investment firm. Dr. Longe has served in her present position since 1981. She was a professor of Business Administration at the Graduate School of Business Administration of the University
                of Michigan from 1973 to 1986. Dr. Longe has been a director since 1973. She is also a director of Jacobson Stores, Inc.; The
                Kroger Company; Comerica Incorporated; Comerica Bank & Trust,
                F.S.B. and The Warner-Lambert Company. Dr. Longe received B.S.
                and M.B.A. degrees from the University of Detroit and a Ph.D.
                degree in economics from Wayne State University. Committees:
                Audit, Nominating and Nuclear Review.
[EUGENE A.
MILLER PHOTO]   EUGENE A. MILLER, 58, Chairman of the Board and Chief Executive
                Officer, Comerica Incorporated and Comerica Bank, Detroit,
                Michigan. Mr. Miller served as Chairman of the Board, President and Chief Executive Officer of Comerica Incorporated and
                Comerica Bank prior to the merger of Comerica Incorporated and Manufacturers National Corporation in 1992. He has been a director since 1989. Mr. Miller is also a director of Amerisure
                Companies, Comerica Incorporated and Comerica Bank and serves as a director or trustee of a number of community and professional organizations. He received a B.B.A. degree from the Detroit
                Institute of Technology. Committees: Finance, Nominating and
                Organization and Compensation.
[DEAN E.
RICHARDSON
PHOTO]          DEAN E. RICHARDSON, 68, retired Chairman of the Board,
                Manufacturers National Corporation, Detroit, Michigan. Prior to his retirement in 1990, Mr. Richardson served in the above position since 1973. He has been a director since 1977 and is also a director of the Automobile Club of Michigan and Tecumseh
                Products Company. Mr. Richardson received a B.A. degree from
                Michigan State University and an LL.B. degree from the University of Michigan. Committees: Audit, Executive, Finance and Organization and Compensation.

               DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1998
[TERENCE E.
ADDERLEY PHOTO] TERENCE E. ADDERLEY, 62, President and Chief Executive Officer,
                Kelly Services, Inc., Troy, Michigan--an international provider of business, technical and professional staffing services. Mr. Adderley has served in his present position since 1967. He has been a director since 1987. Mr. Adderley is also a director of Kelly Services, Inc.; The First National Bank of Chicago and First Chicago NBD Corporation. He received B.B.A. and M.B.A. degrees from the University of Michigan. Committees: Executive, Finance and Organization and Compensation.

[ANTHONY F.
EARLEY, JR.
PHOTO] ANTHONY F. EARLEY, JR., 46, President and Chief Operating Officer, DTE Energy and Detroit Edison. Mr. Earley has served in his present position since March 1, 1994. He previously served as President and Chief Operating Officer of the Long Island Lighting Company (LILCO), an electric and gas utility company serving Long Island, New York, from 1989 to 1994 and in various executive capacities at LILCO from 1985 to 1989. Before that, Mr. Earley was a partner in the law firm of Hunton & Williams and served as an officer in the U.S. Navy nuclear submarine program. He has been a director since March 1994. Mr. Earley is also a director of Mutual of America Capital Management Corporation and serves as a director on a number of community and professional organizations. He received a B.S. degree in physics, an M.S. degree in engineering and a J.D. degree from the University of Notre Dame. Committee: Executive.
[ALLAN D.
GILMOUR PHOTO]  ALLAN D. GILMOUR, 61, retired Vice Chairman of the Board, Ford
                Motor Company. Mr. Gilmour was employed in various capacities at Ford Motor Company since 1960 and was President of the Ford Automotive Group from March 1990 until his appointment in 1993 as Vice Chairman, the position from which he retired in January 1995. He has been a director since 1995. Mr. Gilmour is also a director of The Dow Chemical Company; The Prudential Insurance Company of America; US West, Inc.; Whirlpool Corporation and is Chairman of Henry Ford Health System. Mr. Gilmour received a B.A. degree in economics from Harvard University and an M.B.A. degree from the University of Michigan. Committees: Finance and Nominating.
[THEODORE S.
LEIPPRANDT
PHOTO] THEODORE S. LEIPPRANDT, 62, retired Marketing Specialist, Cooperative Elevator Company, Pigeon, Michigan. Prior to his retirement in 1995, Mr. Leipprandt served in the above position since 1987 and in various other positions since 1958, including President and Chief Executive Officer for 13 years. He is a past president of the Michigan Agri-Business Association and the Michigan 4-H Foundation Board of Trustees and a past District Governor of Rotary International. Mr. Leipprandt has been a director since 1990. He received a B.S. degree in animal science from Michigan State University. Committees: Audit, Energy Resources Planning and Nuclear Review.

                        SECURITY OWNERSHIP OF MANAGEMENT

                                                                            SHARES OF STOCK
                                                                          OWNED BENEFICIALLY
                DIRECTOR/EXECUTIVE OFFICER            CLASS OF STOCK    FEBRUARY 29, 1996(1)(2)
        -------------------------------------------   --------------    -----------------------
        Terence E. Adderley........................      Common                   1,300
        Frank E. Agosti............................      Common                  11,113(3)
        Lillian Bauder.............................      Common                   1,240
        David Bing.................................      Common                     700
        Anthony F. Earley, Jr. ....................      Common                  11,949(3)
        Larry G. Garberding........................      Common                  10,603(3)
        Allan D. Gilmour...........................      Common                   1,300
        Douglas R. Gipson..........................      Common                   5,631(3)
        Theodore S. Leipprandt.....................      Common                     993
        John E. Lobbia.............................      Common                  31,487(3)
        Patricia S. Longe..........................      Common                   1,600
        Eugene A. Miller...........................      Common                   1,300
        Dean E. Richardson.........................      Common                   2,300
                                Detroit Edison.....    Preferred                    500
        Alan E. Schwartz...........................      Common                     630
        William Wegner.............................      Common                     800
        Directors and executive officers as a group
          (24 persons).............................      Common                 128,531(3)
                                Detroit Edison.....    Preferred                    500

-------------------------
(1) Directors and officers owned not more than 1 percent individually and in the aggregate of the outstanding stock of the Company or its affiliates. Voting power and investment power in many instances are shared with a joint tenant, generally a spouse.

(2) Does not include 1,446 shares held by spouse or other family member in which the director or officer disclaims any beneficial ownership interest.

(3) Includes unvested restricted shares of DTE Common Stock awarded under Detroit Edison's Long-Term Incentive Plan to Messrs. Agosti, Earley, Garberding, Gipson and Lobbia of 4,000, 10,000, 6,000, 4,000 and 18,000
    shares, respectively. Also includes shares held in the Detroit Edison Savings & Investment Plan as of December 31, 1995.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     All directors are on the boards of both DTE and Detroit Edison and serve on the same standing committees of each board. Directors who are also employees receive no payment for service as a director.

     Non-employee directors are paid an annual retainer of $18,000 plus an award of 300 shares of Common Stock. Under the terms of the Long-Term Incentive Plan adopted by shareholders, the stock award is non-discretionary and is made the date of each annual shareholder meeting. Directors receive $750 for each meeting attended of the board or board committees or other company-related meetings. Directors who serve as chairs of board committees are paid an additional annual retainer of $2,000. The annual retainer, meeting fees and chair retainer represent aggregate amounts for service on both boards.

     Reimbursement is made for out-of-pocket expenses incurred by any director to attend meetings.

     DTE and Detroit Edison each maintain an unfunded deferred compensation plan under which non-employee directors may elect to defer the receipt of all or any part of their annual retainer and meeting fees paid by that company. For each director who elects to participate in the plan, deferred fees accrue in an unfunded account for such director for payment in the future with interest accrued monthly at the 5-year U.S. Treasury Bond rate.

     Directors with a minimum of five years of board service are eligible to participate in a retirement plan. The plan provides for a monthly retirement payment for the number of months that an eligible director served on the board while not an employee, in the amount of one-twelfth of the annual retainer in effect at the time of retirement.

     During 1995, there were 10 meetings of the Detroit Edison Board of Directors and 26 meetings of the various committees of that Board. Most of the directors attended 100 percent of the meetings and all directors attended at least 82 percent of the meetings held during 1995.

     The boards of directors of DTE and Detroit Edison have each established five standing committees (Audit, Executive, Finance, Nominating and Organization and Compensation). In addition to the above-mentioned standing committees, Detroit Edison has established an Energy Resources Planning Committee and a Nuclear Review Committee. With the exception of the Executive Committee, which has authority to act on most matters when the board is not in session, these committees act in an advisory capacity to the full boards of directors. All committees report to the full boards of directors with respect to matters considered at each committee meeting held.

     The principal functions of the Audit Committee are to review the scope of the annual audit and the annual audit report of the independent auditors, recommend the firm of independent auditors to perform such audits, consider non-audit functions proposed to be performed by the independent auditors, review the functions performed by the internal audit staff, ascertain whether the recommendations of auditors are satisfactorily implemented and recommend such special studies or actions which the Committee deems desirable. During 1995, three meetings of the Detroit Edison Audit Committee were held.

     The principal functions of the Nominating Committee are to consider the organizational structure of the board of directors and to assist the full board in the selection of the nominees for the board of directors. In the selection of nominees for the board of directors, the Committee will consider any nominee recommended by a shareholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the board of directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee and (iv) a statement from the proposed nominee that he or she has consented to the submission of the recommendation. Recommendations should be addressed to the Vice President and Corporate Secretary of the Company at its principal business address. Two meetings of the Detroit Edison Nominating Committee were held during 1995.

     The Organization and Compensation Committee is comprised of five outside directors. The Committee reviews recommendations and approves, subject to full board agreement, the compensation of those executives who are at the level of vice president or higher. The Committee also assists in the selection of officers to assure that successors for each office are provided for and selected. Five meetings of the Detroit Edison Organization and Compensation Committee were held during 1995.

     The Nuclear Review Committee provides non-management oversight and review of Fermi 2, focusing on matters such as staffing, personnel selection, training and retention, adequacy of funding, internal performance review and internal safety review. During 1995, 12 meetings of the Nuclear Review Committee were held.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Overall Policy. DTE Energy's principal business activities are carried out through Detroit Edison. The reorganization to a holding company occurred on January 1, 1996, therefore, the compensation reported in the Summary Compensation Table is solely for the officers' service to Detroit Edison. Messrs. Lobbia, Earley and Garberding are officers of both DTE Energy and Detroit Edison without additional compensation; Messrs. Agosti and Gipson are officers of Detroit Edison only. For 1996, officers of DTE Energy who are also officers of Detroit Edison will not receive additional compensation from DTE Energy for services as a DTE Energy officer.

     DTE Energy's executive compensation program is designed to align compensation with the achievement of corporate goals. To this end, DTE Energy has developed an overall compensation plan that rewards executives for the enhancement of shareholder and customer value and supports performance-orientated behavior. The overall objectives of this compensation strategy are to motivate key executives to achieve the corporate goals, to link executive and shareholder interests, to attract and retain key executives and to provide a compensation package that recognizes individual contributions to corporate performance.

     Organization and Compensation Committee. The Organization and Compensation Committee ("Committee") of the Board of Directors is comprised of five outside directors. The Committee reviews recommendations and approves, subject to Board agreement, the compensation of those executives who are at the level of vice president or higher, including the individuals whose compensation is detailed in this Proxy Statement. The Committee has retained an independent consultant to review the executive compensation program.

     The Committee reviews the executive compensation program annually. This review includes comparing DTE Energy's executive compensation, business performance and total shareholder return to several groups of electric utilities and electric utility holding companies. For purposes of comparing shareholder return, the Committee believes that the appropriate group is the Dow Jones Electric Utility Industry Group ("DJEU Group") since shareholder return information is available for all these companies. However, the Committee believes the appropriate group for the purpose of total compensation comparisons is not the utilities included in the DJEU Group, but rather a group of utilities (including utility holding companies) selected on the basis of revenues generated, availability of compensation information, financial performance and geographic area (the "Comparative Market"). The companies in this group may change from year to year, based on the above factors. It is the Committee's intent that total compensation be competitive with the Comparative Market taking into account DTE Energy's relative performance.

     The key elements of Detroit Edison's executive compensation program for 1993 were base salary and the Shareholder Value Improvement Plan. In 1994, a lump sum payment in lieu of a base salary adjustment was made. In 1995, the key elements were base salary, the Shareholder Value Improvement Plan and the Long-Term Incentive Plan. The Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Lobbia, DTE Energy's chief executive officer, are discussed below.

     Base Salaries and Lump Sum Awards. Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience and performance of the individual. Reference is also made to the competition for executive talent, including a comparison to comparable positions at other utility companies in the Comparative Market.

     Annual increases in each officer's base salary, if any, are determined by considering the market position of the salary and by evaluating the performance of DTE Energy and of each executive officer. In reviewing DTE Energy performance, no specific performance target is used, but rather, a subjective judgment is used. In reviewing the individual performance of the officers at the level of vice president or higher, the Committee takes into account Mr. Lobbia's evaluation of such officers' performance. This evaluation is based in part on the attainment of the officers' individual objectives established for the year. Three of the executive officers' base salaries were below and two were approximately at the Comparative Market median.

     In 1994, Detroit Edison awarded lump sum awards in lieu of base salary adjustments for all employees, including the named executive officers, except for Mr. Earley who joined Detroit Edison on March 1, 1994. The amounts shown for 1994 in Column (c) "Salary," include both the base salary and the lump sum award, if any.

     With respect to the salary increase granted to Mr. Lobbia in 1995, the Committee took into account the factors discussed above. The total of Mr. Lobbia's base salary and lump sum award for 1994 was below the median of the Comparative Market. Mr. Lobbia's base salary was increased to $600,000 effective April 1, 1995, which was below the median of the Comparative Market.

     Shareholder Value Improvement Plans ("SVIP"). All non-union represented employees of Detroit Edison, including executive officers, are eligible for the SVIP. The measures for the SVIP, which are established each year by the Organization and Compensation Committee, are common for all participants. Each measure is assigned a weight to indicate its relative importance. Each measure has three levels, the attainment of which results in different levels of awards, and a fourth level, which results in no payout for that measure. The maximum award levels available to employees increase with increasing levels of responsibility to put a greater percentage of compensation at risk for those more senior level employees. In the case of executive officers, award amounts are payable from a fund established by multiplying the base pay of eligible members of senior management by the award opportunity percentage that was achieved for each performance measure by the performance measure weight. Awards are granted, in the sole discretion of and in such amount, if any, as is determined to be appropriate by the Board of Directors. There are two categories of SVIP measures, the current year shareholder value measure and the customer value measure. The current year shareholder value measure is the total shareholder return (measured by stock price and dividends) compared to the DJEU Group. If the total shareholder return is below the median of the DJEU Group but at least 10 percent, an award is made at a minimum level. If total shareholder return is negative or below the median and less than 10 percent, no award is made. This measure is weighted at 40 percent.

     The customer satisfaction measures in the aggregate are weighted at 60 percent. These measures, which support long-term shareholder value, include residential customer satisfaction (based on a survey by an outside entity); industrial safety; operation, maintenance and capital expenditures and the cost of producing generation and purchasing power for sale to Detroit Edison customers. In aggregate, the performance in each of the five measures resulted in a 1995 SVIP award to Messrs. Lobbia, Earley, Garberding, Agosti and Gipson of $57,712, $43,462, $33,377, $22,231 and $21,731, respectively.

     The awards earned in 1995 and 1994 were paid in cash. For 1993, one-half of the total award for executive officers and other members of management was paid in cash. Payment of the remaining one-half of the total was deferred. A record of this amount is maintained in an unfunded, unsecured account on behalf of the participant, generally for three years. The amount appreciates or depreciates based on the market value of DTE Energy's Common Stock (Detroit Edison Common Stock prior to January 1, 1996) plus imputed dividends. The value of the deferred award will be distributed as a cash payment after the end of three years if the participant is actively employed by Detroit Edison or an affiliate at the end of the three-year period. The value of the deferred award is forfeited if the participant terminates employment prior to the end of the three-year period for reasons other than due to disability, death or retirement (as defined in the SVIP). If the participant terminates employment as a result of disability, death or retirement within the three-year period, the value of the deferred award at termination will be distributed as soon as possible following termination.

     The amounts awarded under the 1993, 1994 and 1995 SVIP programs for the five named officers are shown on the Summary Compensation Table in Column (d) "Bonus."

     Long-Term Incentive Plan ("Incentive Plan"). The Incentive Plan was adopted in 1995 and approved by shareholders at the 1995 Annual Meeting of Common Stock Shareholders. The Incentive Plan is designed to expand DTE Energy's flexibility to structure compensation incentives for officers and other key employees by rewarding long-term growth and profitability in the emerging competitive environment. Accordingly, certain key employees of DTE Energy and its affiliates, including Detroit Edison, may be granted Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units. Non-employee directors will also receive awards of DTE Energy's Common Stock. While it puts more pay at risk, ownership of stock assists in the attraction and retention of qualified employees and directors and provides them with additional incentives to devote their best efforts to pursue and sustain DTE Energy's financial success through the achievement of corporate goals.

     During 1995 the Committee made initial awards in the form of Restricted Stock under the Incentive Plan as shown in the Long-Term Incentive Plan-Awards in the Last Fiscal Year Table. These awards involved current grants of Detroit Edison Common Stock (which became grants of DTE Energy Common Stock effective January 1, 1996) that are subject to forfeiture if specified performance criteria are not met during vesting cycles that extend through December 31, 1998. During the performance period indicated on the Long-Term Incentive Plan-Awards in the Last Fiscal Year Table, the executive officer to whom the award has been made has the right to vote the shares and to receive dividends thereon. The vesting criteria are based on three separate factors: total shareholder return, customer satisfaction and manufacturing customer price. Total shareholder return is weighted 60 percent and the other two factors are each weighted 20 percent. These factors are measured for each of three vesting cycles which began on March 31, 1995, and end on December 31, 1996, 1997 and 1998. One-third of each award is eligible to become non-forfeitable at the end of each cycle.

     Total shareholder return is measured by reference to the DJEU Group, in the same manner as under the SVIP. In order to earn any percentage for this factor, the total shareholder return must be positive. To earn 100 percent, the Company must rank in the 90th percentile of the DJEU Group or above. If the total shareholder return is below the 90th percentile, but at or above the 50th percentile, between 50 and 75 percent of this factor will be earned. If total shareholder return is below the 50th percentile, but at or above the 25th percentile, this factor will be earned at 25 percent. Below the 25th percentile, no percentage is earned for this factor.

     The second factor, customer satisfaction, is measured by reference to a survey by an outside entity, as under the SVIP. In order to earn any percentage for this factor, customer satisfaction must be in the top 40th percentile of comparison companies. To earn 100 percent, the level of customer satisfaction must be 95 percent or better. If the level of customer satisfaction is between 89 percent and 94.5 percent, between 50 and 96 percent of this factor may be earned. If the level is between 86 and 89 percent, this factor will be earned at 25 percent. Below the 86 percent level, no percentage is earned for this factor.

     The third factor, manufacturing customer price, is measured by reference to base prices charged to manufacturing customers in a peer group of 30 comparison companies, treating the lowest price as achieving the highest performance percentile. To earn 100 percent of this factor, Detroit Edison's manufacturing customer price must be in the 50th percentile or above. Between the 26th and 50th percentiles, this factor is earned at from 25 to less than 100 percent. No portion is earned for this factor below the 26th percentile.

     The members named below serve on the Organization and Compensation Committee for both DTE Energy and Detroit Edison.

ORGANIZATION AND COMPENSATION COMMITTEE:

Terence E. Adderley, Chair
David Bing
Eugene A. Miller
Dean E. Richardson
Alan E. Schwartz

                           SUMMARY COMPENSATION TABLE

                                                                    ANNUAL
                                                               COMPENSATION($)          ($)
                                                              ------------------     ALL OTHER
         NAME AND PRINCIPAL POSITION IN 1995           YEAR   SALARY    BONUS(1)  COMPENSATION(3)
------------------------------------------------------ ----   -------   --------  ---------------
                         (A)                           (B)      (C)       (D)           (I)
John E. Lobbia........................................ 1995   577,116    57,712        22,689
  Chairman of the Board and Chief Executive Officer    1994   540,000    33,475        15,452
  (DTE and Detroit Edison)                             1993   501,250   124,060        20,570
Anthony F. Earley, Jr................................. 1995   435,115    43,462         4,396
  President and Chief Operating Officer(2)             1994   397,989    17,231         4,523
  (DTE and Detroit Edison)
Larry G. Garberding................................... 1995   333,769    33,377        13,351
  Executive Vice President and Chief Financial Officer 1994   333,000    16,250        12,062
  (DTE and Detroit Edison)                             1993   322,500    74,174        15,129
Frank E. Agosti....................................... 1995   222,307    22,231        42,237
  Senior Vice President -- Power Supply                1994   225,501    10,750        40,329
  (Detroit Edison)                                     1993   212,250    50,940        41,687
Douglas R. Gipson..................................... 1995   217,458    21,731         8,692
  Senior Vice President -- Nuclear Generation          1994   215,501    10,500         7,911
  (Detroit Edison)                                     1993   202,513    34,800         6,991

-------------------------
(1)  Includes cash and deferred awards under the SVIP for the years shown.

(2)  Mr. Earley joined Detroit Edison on March 1, 1994.

(3) Includes matching contributions by Detroit Edison to the Savings & Investment Plan. Under the Plan, which is a qualified defined-contribution plan, Detroit Edison makes matching contributions periodically on behalf of the participants in the amount of 50 percent of each such participant's contributions. These matching contributions are limited to 4 percent of a participant's salary, up to $150,000 for 1995. Prior to April 1994, the matching contributions were limited to 3 percent of a participant's salary. For 1995, Messrs. Lobbia, Earley, Garberding, Agosti and Gipson were credited with matching contributions of $5,604, $4,396, $6,000, $6,000 and $6,000, respectively.

     Also includes amounts matched by Detroit Edison pursuant to the Savings Reparation Plan ("SRP"). The SRP provides that up to 10 percent of compensation in excess of $150,000 may be deferred. Matching contributions of 50 percent of each participant's contribution are limited to 4 percent of the salary in excess of this amount. Prior to July 1994, the matching contributions were limited to 3 percent of a participant's salary. The value of the account will appreciate or depreciate based on the market value of the Company's Common Stock plus imputed dividends. Assets in the SRP are paid to participants upon termination of employment. For 1995, Messrs. Lobbia, Garberding, Agosti and Gipson were credited with matching SRP contributions of $17,085, $7,351, $2,892 and $2,692, respectively.

     Also includes deferred awards of $31,845, $32,250 and $33,345 for the years 1993, 1994 and 1995, respectively, for Mr. Agosti under the Key Employe Deferred Compensation Plan ("KEDCP"), which is a non-qualified retirement plan for specified employees. Under the terms of the KEDCP,

     Mr. Agosti is eligible to receive an annual deferred compensation award that is not in excess of 1 percent of regular compensation (including employee contributions to the Savings & Investment Plan and the SRP, but not including incentive awards). KEDCP awards are payable for 15 years after retirement and reflect the 1993, 1994 and 1995 awards of 1 percent for each of the 15 years subsequent to a participant's retirement.

        LONG-TERM INCENTIVE PLAN -- AWARDS IN THE LAST FISCAL YEAR TABLE

                                                                              ESTIMATED PAYOUTS UNDER
                                                                            NON-STOCK PRICE-BASED PLANS
                                       NUMBER      PERFORMANCE PERIOD    ---------------------------------
               NAME                   OF SHARES       UNTIL PAYOUT       THRESHOLD     TARGET     MAXIMUM
-----------------------------------   ---------    ------------------    ---------    --------    --------
                (A)                      (B)              (C)               (D)         (E)         (F)
                                                      1 3/4 - 3 3/4
John E. Lobbia.....................     18,000                years         $ 0       $257,625    $515,250
                                                      1 3/4 - 3 3/4
Anthony F. Earley, Jr..............     10,000                years           0        143,125     286,250
                                                      1 3/4 - 3 3/4
Larry G. Garberding................      6,000                years           0         85,875     171,750
                                                      1 3/4 - 3 3/4
Frank E. Agosti....................      4,000                years           0         57,250     114,500
                                                      1 3/4 - 3 3/4
Douglas R. Gipson..................      4,000                years           0         57,250     114,500

     The awards of restricted stock shown in the table above were made in 1995 pursuant to the Incentive Plan. The restrictions will lapse and such shares will become non-forfeitable based on the criteria established by the Committee for the grants and described under Board Compensation Committee Report on Executive Compensation. As noted, if minimum performance for the various criteria is not met, all shares will be forfeited and the payout will be zero. Amounts shown in the table as "Target" reflect attainment of 50 percent of the maximum performance under the vesting criteria established for the awards and are based on a stock price of $28.625, the price at the close of business on the date of the grant. The table reflects amounts based on the entire 3 3/4 year restriction period and one-third of such amounts may be earned during each of the three vesting periods in such restriction period. Actual payouts will depend on the actual levels achieved in each of the three vesting criteria as described in the Committee report.

                              PENSION PLANS TABLE

  AVERAGE                                       YEARS OF BENEFIT SERVICE
   FINAL         --------------------------------------------------------------------------------------
COMPENSATION        15           20           25           30           35           40           45
------------     --------     --------     --------     --------     --------     --------     --------
  $225,000       $101,250     $112,500     $123,750     $135,000     $140,625     $146,250     $151,875
   250,000        112,500      125,000      137,500      150,000      156,250      162,500      168,750
   300,000        135,000      150,000      165,000      180,000      187,500      195,000      202,500
   350,000        175,000      192,500      210,000      218,750      227,500      236,250      245,000
   400,000        200,000      220,000      240,000      250,000      260,000      270,000      280,000
   450,000        225,000      247,500      270,000      281,250      292,500      303,750      315,000
   500,000        250,000      275,000      300,000      312,500      325,000      337,500      350,000
   550,000        275,000      302,500      330,000      343,750      357,500      371,250      385,000
   600,000        300,000      330,000      360,000      375,000      390,000      405,000      420,000
   650,000        325,000      357,500      390,000      406,250      422,500      438,750      455,000
   700,000        350,000      385,000      420,000      437,500      455,000      472,500      490,000
   750,000        375,000      412,500      450,000      468,750      487,500      506,250      525,000

-------------------------
Note: The above includes benefits payable directly by the Company when total annual benefits exceed the benefits payable under the Retirement Plan and covered compensation exceeds $150,000.

     Compensation used to calculate the benefits in the Pension Plans Table utilized only base salaries included in the "Salary" column of the Summary Compensation Table. The base salaries for Messrs. Lobbia, Earley, Garberding, Agosti and Gipson were $600,000, $440,000, $337,000, $225,000; and $220,000, respectively. The plans require certain years of service before benefits under the plans vest with the individual. Under all plans, Messrs. Lobbia, Earley, Garberding, Agosti and Gipson have 32, 2, 6, 38 and 8 actual years of service, respectively. Messrs. Earley, Garberding and Gipson have 15, 25 and 14 years, respectively, of additional awarded service for the purpose of calculating benefits under the Management Supplemental Benefit Plan (MSBP). Messrs. Earley and Gipson's eligibility for the additional awarded service is subject to their meeting the eligibility requirements of the MSBP. Mr. Garberding's eligibility for the additional awarded service is subject to his remaining with Detroit Edison a specified number of years. The benefits are calculated based upon age, years of service (actual and awarded), final average compensation, management position at retirement and payment option selected. Such benefits are not subject to any deductions for Social Security benefits.

     In 1995, irrevocable trusts were established to provide a source of funds to assist DTE and Detroit Edison in meeting its liabilities under certain of the directors' and executives' compensation plans described above. DTE and Detroit Edison will make contributions to the trusts from time to time in amounts determined in accordance with the provisions of the trusts sufficient to pay benefits when due to participants under such plans. Notwithstanding the trusts, these plans are not qualified or funded and amounts on deposit in the trusts are not subject to the claims of DTE or Detroit Edison's, as the case may be, general creditors.

EMPLOYMENT CONTRACTS

     Messrs. Earley and Garberding have employment contracts with Detroit Edison. Mr. Earley received a lump sum upon joining Detroit Edison, which is included in Column (c) "Salary" in the Compensation Table. Under certain circumstances, if Mr. Earley leaves Detroit Edison, he would be allowed a six-month paid leave of absence and would receive a lump sum equal to his annual salary. The contract also provides that retirement benefits are calculated as if he had become vested under the Retirement Plan. Mr. Garberding's contract provides certain benefits for retiree health and life insurance and dependent life insurance available to all employees who satisfy certain length of service requirements, which length of service requirements Mr. Garberding cannot achieve due to mandatory retirement.

                               PERFORMANCE GRAPH

      MEASUREMENT PERIOD            DETROIT
    (FISCAL YEAR COVERED)           EDISON        S&P 500 INDEX      DJEU GROUP
1990                                    100.00          100.00          100.00
1991                                    130.86          130.47          129.61
1992                                    130.91          140.41          138.49
1993                                    127.14          154.56          154.65
1994                                    119.49          156.60          135.61
1995                                    169.29          215.45          178.42

     The graph assumes $100 invested on December 31, 1990, in Detroit Edison Common Stock, the S&P 500 Index and the DJEU Group. It also assumes the reinvestment of dividends.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The law firm of Honigman Miller Schwartz and Cohn, of which Alan E. Schwartz is a Partner, provided professional services during 1995.

          ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board of Directors has appointed Deloitte & Touche LLP as independent auditors of DTE for the year 1996. Deloitte & Touche LLP has performed this function since 1995.

     The firm has advised DTE that neither the firm nor any of its partners has any direct financial interest or any material indirect financial interest in DTE or any of its affiliates.

     Prior to 1995, Price Waterhouse LLP served as independent accountants of Detroit Edison. After a review of proposals from several accounting firms and an evaluation of Detroit Edison's needs and the capabilities of the candidates, the Audit Committee of Detroit Edison's Board of Directors determined that Deloitte & Touche LLP should be appointed as independent auditors. This appointment was ratified by the shareholders at the 1995 Annual Meeting.

     During the Company's two fiscal years ending December 31, 1994, and the subsequent interim period from January 1, 1995, through the date hereof, there have been no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to its satisfaction, would have caused Price Waterhouse LLP to make reference thereto in its report on the financial statements for such years. None of Price Waterhouse LLP's reports on the financial statements for 1993 and 1994 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS.

                          ITEM 3. SHAREHOLDER PROPOSAL

     Ms. Imelda T. Bogen, 600 West Huron, #510, Ann Arbor, Michigan, the beneficial owner of 80 shares of Common Stock, has formally notified the Company that she intends to attend the meeting to present the following proposal:

          Whereas: In 1969 DECo estimated the cost of Fermi 2 construction at $229 million. Fermi 2 costs established by MPSC in December of 1988 place project costs at $4.858 billion.

          Whereas: Expert testimony on behalf of the Attorney General of Michigan states: "Fermi 2 costs will exceed its benefits by approximately $3.762 billion over the lifetime of the facility, in 1986 present value terms, ...even if the capital cost of the Fermi 2 facility were zero, it would still not break even economically. ...A variety of sensitivity analysis of the economics of Fermi 2 for the DECo system and its ratepayers, under plausible alternative assumptions, also show large cumulative present value losses, ranging between about $3.5 billion and about $4.2 billion." (Direct Testimony of Stephen S. Bernow, pp. 16-18, MPSC Case No. U-7660)

          Whereas: According to the Nuclear Regulatory Commission, during the three year period of 1991 through 1993 the operation and maintenance (O&M) costs of Fermi 2 have averaged $193 million dollars per year. These O&M costs alone are 49% above replacement power.

          Whereas: The 1992 Energy Policy Act has established wholesale wheeling of electric power (competition for commercial customers); this places Fermi 2 at risk of becoming a stranded investment because of high costs and inability to compete.

          Whereas: FERC ruling ER-92-592-000 states owners of nuclear plants could shut down a facility and recover full investment if it is economically prudent.

          Whereas: The International Joint Commission has recommended that persistent toxic substances be virtually eliminated. Fermi 2 releases these persistent toxics regularly during operation.

          Whereas: There is no economic advantage for ratepayers or stockholders for the continued operation of Fermi 2. The life time losses from the plant exceed the current cost of the plant. Since the sunken cost can now be retired at a net savings to the ratepayer, it is economically advantageous for DECo to cease operation of Fermi.

          Resolved: Company (DECo) establish and communicate to shareholders by end of 3rd quarter FY 96, a definitive set of quantitative and qualitative economic and environmental bench mark criterion by which Company will permanently cease nuclear operations of Fermi 2. This criterion should include, but not be limited to, considerations of option(s) provided by December 1988 MPSC order* (supported by FERC ruling ER-92-592-000) to permanently cease nuclear operations of Fermi 2 and amortize net plant investment in rates. *See DECo 1994 annual report, Note 3.

          Supporting Statement: This resolution is necessary to protect the interests of shareholders. Fermi 2 constitutes 28 (%) percent of Company assets, yet is only 11 (%) percent of grid capacity. The continued escalating expenditures of Fermi 2 must be scrutinized for economic and environmental prudence. Simply stated: Is Company sending good money after bad? Establishing a set of bench mark criterion will provide the crucial tool needed to make that decision.

     THE BOARD OF DIRECTORS AND MANAGEMENT OPPOSE THIS SHAREHOLDER PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW.

     The proposal requests the Company to "...establish and communicate to shareholders by end of 3rd quarter FY 96, a definitive set of quantitative and qualitative economic and environmental bench mark criterion by which Company will permanently cease nuclear operations of Fermi 2."

     The Company has always had one unchangeable criterion for the continuing operation of Fermi 2: If the plant cannot be operated safely and in an environmentally responsible manner, it will not be run. Beyond that criterion, the Company assesses, on an ongoing basis, a variety of options for all of its facilities, including Fermi 2.

     Based on what is known at this time, the continuing operation of Fermi 2 is in the best interest of the Company's shareholders and its customers. We expect Fermi 2 to operate for the entire length of its operating license. Management does not believe that a definitive set of quantitative and qualitative criteria can be established which would determine the permanent cessation of operations at Fermi 2. The electric utility industry is being deregulated and major changes are expected to occur in the future. These will need to be evaluated at the time they occur.

     The shareholders of DTE have invested $3.9 billion in the Fermi plant. The plant represents 27 percent of the assets of the Company. Fermi has been running safely and efficiently. As of March 10, 1996, it had been operating for 268 consecutive days, a new record for the plant. Fermi is one of our major generating assets. During last summer's extreme heat wave, Fermi's performance allowed the Company to avoid either buying much higher priced power or cutting off customers during the periods when power was not available at any price. It makes no sense to shut down Fermi and lose its needed capacity.

     In addition, the cost of decommissioning the Fermi 2 facility is being recovered from current customers and the amounts are being held in a trust fund. The projected full cost of decommissioning has not yet been recovered, and there are no assurances that any shortfall in funds necessary to decommission Fermi 2 would be recovered if the plant stopped operating prior to the expiration of its license.

     Many of the statements made by the proponent of this proposal are inaccurate or incomplete. These inaccuracies are so pervasive that only a few will be discussed here.

     The proposal cites testimony in a Michigan Public Service Commission (MPSC) case in stating that there is no economic advantage for ratepayers or stockholders for continued operation of Fermi 2 and that the lifetime losses from the plant exceed the current cost of the plant. Not mentioned in the proponent's statement is the fact that the MPSC did not agree with the testimony cited and found that the operation of Fermi 2 will produce savings to ratepayers during the life of the plant.

     The proposal also states that the Federal Energy Regulatory Commission
(FERC) has ruled that owners of nuclear plants could shut down a facility and recover the full investment from customers. On the contrary, the FERC case the proponent describes involved a power plant that had been operating for 30 years and only applies to that plant, not all nuclear facilities.

     By any reasonable criterion, it is in the best interest of both shareholders and ratepayers to continue the operation of Fermi 2. We expect that it will continue to be in their best interest to operate the plant for the entire duration of Fermi 2's operating license. Any attempt to establish specific criterion for the continued operation of Fermi 2 would be obsolete as soon as it is established. The Company will continue to assess the impact on all of its operations, including Fermi 2, of the changes that the electric utility industry is undergoing.

     YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE YOU TO VOTE "AGAINST" THIS PROPOSAL.

                          ITEM 4. SHAREHOLDER PROPOSAL

     The Sisters, Servants of the Immaculate Heart of Mary, 610 West Elm Avenue, Monroe, Michigan, the beneficial owners of 3,026 shares of Common Stock; the Sisters of St. Joseph, Offices of Congregational Administration, Nazareth, Michigan, the beneficial owners of 600 shares of Common Stock; and the Sisters of Mercy of the Americas, 29000 Eleven Mile Road, Farmington Hills, Michigan, the beneficial owners of 420 shares of Common Stock, have formally notified the Company that they intend to attend the meeting to present the following proposal:

          WHEREAS: Detroit Edison is responsible for and liable for the ultimate dismantling of the Fermi II nuclear power plant and the return of the plant site to its original, non-radioactive, greenfield condition;

          WHEREAS estimates for decommissioning a large reactor vary from $130 million to $3 billion according to a 1988 U.S. Government Accounting Office report;

          WHEREAS Fermi II's Nuclear Regulatory Commission license would allow the plant to operate for 30 more years (until 2025), but accidents and/or age-related degradation of vital safety components have caused 21 U.S. commercial nuclear power plants to be shut down years before their licenses' expiration (at an average of service life of 11 years);

          WHEREAS there has already been one serious accident at Fermi II, and Chairman John Lobbia reported at the 1995 Annual Meeting that the cost of that accident will be within the $70 to $80 million range;

          WHEREAS the longer Fermi II operates, the greater will be the accumulation of radioactivity there, and the higher will be the radiation fields within which demolition workers will have to work to dismantle the plant, thereby increasing costs, liability and occupational hazards;

          WHEREAS the longer the plant operates, the greater will be the accumulation of irradiated fuel rods which must be stored at the plant in a fuel pool or dry casks requiring surveillance and maintenance; and the rods and other highly radioactive components may then someday be transported to a federal deep-geologic repository which has neither been finally sited nor constructed, and may never be;

          WHEREAS Detroit Edison Chairman Lobbia reported at the 1995 meeting that plant storage capacity in the spent-fuel pool at the plant will last only until 2000 and will have to be modified thereafter;

          WHEREAS even if safe technologies were to be developed for the dismantling of the Fermi II buildings and reactor vessel, it is unlikely that a safe disposal site will ever be found for the wastes contained therein which will remain radioactive for thousands of years, or that there exist railroad or other transportation corridors for these wastes that would be acceptable to the public;

          RESOLVED: The shareholders request that the company:

             (1) provide the shareholders with an independent financial assessment of the comparative costs of dismantling Fermi II before the expiration of its operating license versus operating it for the full licensed duration, including such costs as:

                 -- the stockpiling of mounting amounts in volume and
            radioactivity of high- and low-level radioactive wastes for which the company may remain morally and financially liable for an indefinite time;

                 -- the greater number of workers needed to replace worn-out, malfunctioning or obsolete components because of the increasing buildup of radiation levels within the plant;

                 -- the cost of replacement of damaged and corroded reactor internals as the plant ages;

                 -- the potential of another major accident;

             (2) provide a summary of this assessment to shareholders in the next annual report and a copy of the full assessment to shareholders on request.

     Supporting Statement: We believe that an independent assessment of these comparative costs is essential for realistic and responsible planning by the company. Management and shareholders should be made aware of the inevitable long-term costs and burdens inherent in the continued operation of Fermi II for the company, the environment and the surrounding communities. To ignore these costs and burdens is to jeopardize the interests of shareholders, consumers, and the public at large.

     THE BOARD OF DIRECTORS AND MANAGEMENT OPPOSE THIS SHAREHOLDER PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW.

     The proposal requests "... an independent financial assessment of the comparative costs of dismantling Fermi II before the expiration of its operating license versus operating it for the full license duration ..."

     The Company believes that the study described in the proposal would be misleading and is unnecessary. The study would add an unnecessary cost to the Company at a time when it is imperative that costs be reduced to meet the challenges the Company faces in the newly competitive electric utility industry. This massive study would divert the attention of key management and technical personnel. These individuals are deeply involved with improving the performance of the plant.

     The Company assesses, on an ongoing basis, a variety of options for all of its facilities, including Fermi 2. The continuing operation of the plant is the best option for the Company's shareholders and its customers.

     The shareholders of DTE have invested $3.9 billion in the Fermi plant. The plant represents 27 percent of the assets of the Company. Fermi has been running safely and efficiently. As of March 10, 1996, it had been operating for 268 consecutive days, a new record for the plant. Fermi 2 is one of our major generating assets. During last summer's extreme heat wave, Fermi's performance allowed the Company to avoid either buying much higher priced power or cutting off customers during the periods when power was not available at any price. It makes no sense to shut down Fermi and lose its needed capacity.

     In concluding that Fermi 2 is operating safely, and that its continued operation is the best option at this time, management has considered both safety and financial issues. Members of management are shareholders and customers of the Company. Many of our managers and their families live in the communities surrounding the plant. We work at the plant. Our primary concern is that Fermi 2 operate safely. We are also, as shareholders as well as employees, concerned about the financial health of the Company.

     In any complicated analysis, the factors to be considered and the assumptions made regarding those factors determine the outcome. The only factors the proposal would consider are cost factors. It does not consider that there are benefits to the continued operation of Fermi 2. For example, the proposal is largely based on decommissioning costs. Those costs will be incurred whether the plant is shut down now or later. The plant has operated for a number of years, and decommissioning costs are not expected to change much in the future. The Company is currently collecting an amount expected to cover the decommissioning costs from its customers, and those amounts are being held in a trust fund to pay for the eventual decommissioning of Fermi 2. If the plant were closed now, it is uncertain whether the Company would be able to collect decommissioning costs from customers, or whether shareholders would have to pay those costs. Other examples of benefits of operating Fermi 2 are that the operation of Fermi 2 reduces the amount of greenhouse gasses and other effluents discharged into the environment, and that its operating costs are projected to decrease over time.

     The study proposed would be costly and would not produce useful information, since the factors to be considered are slanted only towards costs. Any study done now will immediately be obsolete since the electric utility industry is undergoing profound changes as it is deregulated. The proposed study would distract management's focus at a time when management should concentrate on continuing to run Fermi 2 safely and efficiently and preparing the Company as a whole to face the challenges of a competitive, deregulated electric utility business.

     YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE YOU TO VOTE "AGAINST" THIS PROPOSAL.

              TRANSACTION OF OTHER BUSINESS AND OTHER INFORMATION

AS TO OTHER BUSINESS WHICH MAY COME BEFORE THE MEETING

     Management of DTE does not intend to bring any other business before the meeting for action. However, if any other business should be presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

SHAREHOLDER PROPOSALS

     Shareholder proposals to be considered for inclusion in the Proxy Statement for the 1997 Annual Meeting must be received by the Vice President and Corporate Secretary of DTE at its principal business address no later than 5:00 p.m. on November 15, 1996.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file reports of ownership and changes in ownership with respect to the securities of the Company and its affiliates with the SEC and to furnish copies of these reports to the Company. Based on a review of these reports and written representations from the Company's directors and officers regarding the necessity of filing a report, the Company believes that during 1995 all filing requirements were met on a timely basis.

OTHER INFORMATION

     DTE will bear the cost of solicitation of proxies, which will be principally by mail. Proxies may also be solicited by directors, officers and employees of DTE and its affiliates, personally, by telephone or by electronic or facsimile transmission. In addition, Morrow & Co., Inc. of New York, New York, has been retained to assist in the solicitation of proxies for the Annual Meeting by the means described above at an estimated cost (excluding expenses) to DTE of approximately $7,500.

--------------------------------------------------------------------------------

                                   IMPORTANT

   THE INTEREST AND COOPERATION OF ALL SHAREHOLDERS IN THE AFFAIRS OF DTE
   ENERGY COMPANY ARE CONSIDERED TO BE OF THE GREATEST IMPORTANCE BY YOUR MANAGEMENT. EVEN THOUGH YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS URGENTLY REQUESTED THAT, WHETHER YOUR SHAREHOLDINGS ARE LARGE OR SMALL,
   YOU PROMPTLY FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREWITH. IF YOU WILL DO SO NOW, THE COMPANY WILL BE
   SAVED THE EXPENSE OF FOLLOW-UP NOTICES.
--------------------------------------------------------------------------------

                               Appendix 1 of 4

                                                 [DTE ENERGY LOGO]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PROXY   By signing on the other side, I (we) appoint Terence E. Adderley, Allan
        D. Gilmour, Eugene A. Miller, and any of them, as proxies to vote my
(our) shares of Common Stock at the Annual Meeting of Shareholders to be held on Monday, April 22, 1996, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may come before the meeting.

If you sign and return this proxy, the shares will be voted as directed. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4. If the proxy is not signed and returned, the shares cannot be voted for you.

                     RECORD VOTE AND SIGN ON REVERSE SIDE
FRONT

--------------------------------------------------------------------------------

PROXY

Election of Directors: Nominees are Lillian  Bauder, David Bing,
Larry G. Garberding, Alan E. Schwartz, and William Wegner.

------------------------------------------------------------------
*To withhold vote from any Nominee(s), write the name(s) here:

Your Board of Directors recommends a vote FOR Proposals 1 & 2.

------------------------------------------------------------------
                                            *For    Withheld
1. Election of Directors                    / /        / /
------------------------------------------------------------------
                                           For  Against  Abstain
2. Independent Auditors                    / /    / /      / /
------------------------------------------------------------------

Your Board of Directors recommends a vote AGAINST Proposals 3 & 4.
------------------------------------------------------------------
3. Shareholder Nuclear                    For  Against  Abstain
   Criterion Proposal                     / /    / /      / /
------------------------------------------------------------------
4. Shareholder Nuclear                    For  Against  Abstain
   Cost Proposal                          / /    / /     / /
------------------------------------------------------------------
The signature(s) below should correspond exactly with the name(s) as shown on the left. Where stock is registered jointly in the names of two or more persons, ALL should sign. When signing as Attorney, Executor, Administrator, Trustee, Guardian, or as Corporate Officer on behalf of a Corporation, please give full title as such.

------------------------------------------------------------------

------------------------------------------------------------------
Signature(s)                                 Date

                               Appendix 2 of 4


[DETROIT EDISON LETTERHEAD]


                                                March 22, 1996



Dear Savings & Investment Plan Participant:

As a participant in The Detroit Edison Company's Savings & Investment
Plan, you own shares of DTE Energy Common Stock. As in the past, you are entitled to direct Fidelity Management Trust Company to vote on your behalf at the April 22 Annual Meeting of the DTE Energy Company Common Stock Shareholders. Use the enclosed form to show how you would like Fidelity to vote.

Shareholders will be voting on four issues at the April meeting. They will be asked to elect five members to the Company's Board of Directors and ratify the appointment of Deloitte & Touche LLP as independent auditors for 1996. Shareholders will also be asked to vote on two shareholder proposals: The first shareholder proposal concerns the establishment of criterion by which Detroit Edison will permanently cease nuclear operations of Fermi 2; the second shareholder proposal concerns an independent financial assessment of the comparative costs of dismantling Fermi 2 before the expiration of its operating license versus operating it for the full license duration.

To complete the form, simply follow the instructions on the Confidential Voting Instructions Form.

By completing the voting form enclosed, you will be participating in an important decision-making process. Please take the time to review the instructions provided, complete the form, and return it in the enclosed envelope.


                                        Sincerely,

                                        John E. Lobbia




Enclosure

                               Appendix 3 of 4



                       CONFIDENTIAL VOTING INSTRUCTIONS
               TO FIDELITY MANAGEMENT TRUST COMPANY AS TRUSTEE
         UNDER THE DETROIT EDISON COMPANY SAVINGS & INVESTMENT PLANS


This voting instructions form is sent on behalf of the Board of Directors of DTE Energy Company. Please complete this form on the reverse side, sign your name exactly as it appears below, and return it in the enclosed envelope to Fidelity Management Trust Company.

If you sign and return this form by April 18, 1996, the shares will be voted as you direct. If you sign and return the form, but do not give voting directions, the shares will be voted FOR proposals 1 and 2 and AGAINST proposals 3 and 4. If this form is not signed and returned, the shares cannot be voted for you.

Only the Trustee can vote your shares, and the Trustee only votes shares for which the Trustee has received voting instructions. Your shares cannot be voted in person at the Annual Meeting. How you vote these shares is confidential. The Trustee will not disclose how you have instructed the Trustee to vote.


                                 SIGNATURE SHOULD CORRESPOND EXACTLY WITH
                                 YOUR NAME AS PRINTED ON THE LEFT SIDE OF THIS FORM.


                                 ---------------------------------------------
                                 Signature                                Date


                                                          Appendix 4 of 4


I, as a participant in the Detroit Edison Savings & Investment Plan, hereby direct Fidelity Management Trust Company as Trustee for the Plan to vote all of the shares of Common Stock of DTE Energy Company represented by my proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Monday, April 22, 1996, and at all adjournments thereof, upon the matters set forth below and upon such other matters as may come before the meeting.


                                                                PLEASE USE /X/ TO INDICATE YOUR VOTE IN THE BOXES BELOW,
                                                                USING BLUE OR BLACK INK OR DARK PENCIL.  DO NOT USE RED INK.

ELECTION OF DIRECTORS                                           YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                                                                PROPOSALS 1 & 2.
Lillian Bauder        David Bing                                ------------------------------------------------------------
                                                                                              *FOR     WITHHELD
Larry G. Garberding   Alan E. Schwartz                          1. ELECTION OF DIRECTORS       / /       / /
                                                                ------------------------------------------------------------
William Wegner                                                                                 FOR     AGAINST   ABSTAIN
                                                                2. INDEPENDENT AUDITORS        / /       / /       / /
                                                                ------------------------------------------------------------
---------------------------------------------------
*TO WITHHOLD VOTE FOR ANY NOMINEE(S), WRITE THE                 YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST"
 NAME(S) ABOVE:                                                 PROPOSALS 3 & 4.
                                                                ------------------------------------------------------------
                                                                3. CRITERION PROPOSAL          FOR      AGAINST   ABSTAIN
                                                                   SHAREHOLDER NUCLEAR         / /       / /       / /
                                                                ------------------------------------------------------------
                                                                4. PROPOSAL                    FOR      AGAINST   ABSTAIN
                                                                   SHAREHOLDER NUCLEAR COST    / /       / /       / /
                                                                ------------------------------------------------------------

